As filed with the Securities and Exchange Commission on May 12, 2025

Registration No. 333–275312

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VEREN INC.

(Exact name of Registrant as specified in its charter)

Alberta, Canada

(Province or other jurisdiction of incorporation or organization)

Suite 2000, 585-8th Avenue S.W.

Calgary, Alberta

T2P 1G1

Canada

(403) 693-0020

(Address and telephone number of each Registrant’s principal executive offices)

1311	Not Applicable
(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification No. if applicable)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Tim Richardson General Counsel Whitecap Resources Inc. Suite 3800, 525 – 8th Avenue S.W. Calgary, Alberta T2P 1G1 Canada (403) 266-0767	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West, Suite 3100 Toronto, Ontario M5K 1J3 Canada (416) 504-0520

Approximate date of commencement of proposed sale of the securities to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

Province of Alberta, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

DEREGISTRATION OF SECURITIES

On November 3, 2023, Veren Inc. (f/k/a Crescent Point Energy Corp.), a corporation governed by the laws of the Province of Alberta (“Veren”, or, the “Registrant”), filed a registration statement on Form F-10 (File No. 333-275312) (the “Registration Statement”), registering the sale by the Registrant of (i) common shares (“Common Shares”), (ii) warrants to purchase Common Shares or other securities, (iii) subscription receipts, each of which, once purchased, would have entitled the holder to receive, upon satisfaction of certain release conditions, and for no additional consideration, one Common Share, or (iv) bonds, debentures, notes or other evidence of indebtedness of any kind, nature or description (collectively, the “Securities”), and which Securities were issuable in series, or any combination thereof, in amounts, at prices and on terms to be determined at the time of sale to be set forth in one or more prospectus supplements.

Pursuant to a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (Alberta), effective May 12, 2025, Whitecap Resources Inc., a corporation governed by the laws of the Province of Alberta (“Whitecap”), acquired all of the issued and outstanding common shares of the Registrant pursuant to a business combination agreement dated March 9, 2025, by and among Whitecap and the Registrant.

As a result of the Arrangement, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. This Post-Effective Amendment to the Registration Statement is being filed to deregister all of the securities formerly issuable and registered under the Registration Statement and not otherwise sold by the Registrant as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on May 12, 2025.

VEREN INC.

By:	/s/ Thanh Kang
Name:	Thanh Kang
Title:	President

[Signature Page to Form F-10 Post-Effective Amendment]

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on May 12, 2025.

Signature	Title

/s/ Thanh Kang	President and Director
Thanh Kang	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

[Signature Page to Form F-10 Post-Effective Amendment]

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Post-Effective Amendment to the Registration Statement, solely in its capacity as the duly authorized representative of Veren Inc. in the United States on this 12th day of May, 2025.

WHITECAP U.S. CORP.

By:	/s/ Thanh Kang
Name:	Thanh Kang
Title:	President

[Signature Page of Authorized Representative to Form F-10 Post-Effective Amendment]

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